Certificate of Amendment to the Articles of Incorporation
                         For Nevada Profit Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: TEN STIX, INC.

2. The articles have been amended as follows (provide article numbers, if available):

     Article 1., of the Articles of Incorporation are hereby amended to read:

     Article 1. Name of Corporation. The name of this Corporation is Motorsports Emporium, Inc.


     3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of voting power as may be require in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: N/A

     4. Effective date of filing (optional): ________________________________

     5. Officer Signature (required):       /S/ David Keaveney

                                            -----------------------------------
                                            By: David Keaveney
                                            Its: President